Exhibit 4.8

AMENDMENT TO
STOCKHOLDERS’ AGREEMENT

        THIS AMENDMENT TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) by and among NUVOX, INC. (formerly known as Gabriel Communications, Inc.), a Delaware corporation (the “Company”), and the stockholders of the Company who have executed this Amendment, is made as of September __, 2001.

Background

        a.      The Company and its stockholders have entered into an Amended and Restated Stockholders’ Agreement dated as of March 31, 2000 (the “Stockholders’ Agreement”) providing for certain rights and obligations of such stockholders. Capitalized terms used but not defined herein shall have the meanings given them in the Series D Purchase Agreement.

        b.      The parties desire to amend the Stockholders' Agreement in certain respects.

Agreement

         On the basis of the foregoing, the parties agree as follows:

        1.      Amendments to Agreement. The Stockholders' Agreement is hereby amended as follows:

              (a)    The lead in statement of Section 1 (appearing before the definition of Affiliate therein) is amended to read in its entirety as follows:

“For all purposes of this Agreement, the following terms shall have the meanings set forth below (capitalized terms not otherwise defined herein shall have the meanings set forth in the Series D Purchase Agreement for such terms):"

              (b)    The definitions of "Founder's Shares" and "Founding Stockholder" set forth in Section 1 of the Stockholders' Agreement is deleted.

              (c)    The definition of "Institutional Stockholders" set forth in Section 1 of the Stockholders' Agreement is amended to read in its entirety as follows:

Institutional Stockholders. Institutional Stockholders shall mean, initially, the Stockholders listed on Exhibit A hereto, and thereafter any Person who becomes a party to this Agreement as an Institutional Stockholder by executing an Instrument of Accession in connection with the transfer to such Person from any Stockholder (provided that the transfer to such subsequent holder is permitted by this Agreement and the Securities Purchase Agreements) or acquisition by such Person of Stock from the Company which such Instrument of Accession states that the Person is an Institutional Stockholder; provided that a Person shall cease to be an Institutional Stockholder at such time as such Person ceases to own Stock.

              (d)    The definition of "Management Stockholders" set forth in Section 1 of the Stockholders' Agreement is amended to read in its entirety as follows:

Management Stockholders. Management Stockholder shall mean, initially, the Stockholders listed on Exhibit B hereto, and thereafter any Person who becomes a party to this Agreement as a Management Stockholder by executing an Instrument of Accession in connection with the transfer to such Person from any Stockholder (provided that the transfer to such subsequent holder is permitted by this Agreement and the Securities Purchase Agreements) or acquisition by such Person of Stock from the Company which such Instrument of Accession states that such Person is a Management Stockholder; provided that a Person shall cease to be a Management Stockholder at such time as such Person ceases to own Stock.

              (e)    The following definition shall be added to Section 1 of the Stockholders' Agreement immediately following the definition of "Series B Purchase Agreement":

Series D Purchase Agreement. The term “Series D Purchase Agreement” shall mean the Securities Purchase Agreement dated as of September __, 2001 among the Company and the Purchasers named therein providing for the purchase by such Purchasers of certain Units, with each Unit consisting of one share of Series D Convertible Preferred Stock of the Company, one warrant to purchase one share of Series D Convertible Preferred Stock of the Company at $1.50 per share and additional warrants expiring March 31, 2002 to acquire shares of various of the series of Series E Convertible Preferred Stock at $1.00 per share ($1.75 per share for holders of Series B Convertible Preferred Stock who subscribe for less than 125% of their pro rata portion of the offering based on their investment in Series B Preferred Stock).

              (f)    The definition of "Securities Purchase Agreements" set forth in Section 1 of the Stockholders' Agreement is amended to read in its entirety as follows:

Securities Purchase Agreements. The term “Securities Purchase Agreements” shall mean the Series A Purchase Agreement, the Series A-1 Purchase Agreement, the Series B Purchase Agreement and the Series D Securities Purchase Agreement.”

              (g)    The definition of "Stockholders" set forth in Section 1 of the Stockholders' Agreement is amended to read in its entirety as follows:

Stockholders. Stockholders shall mean, initially, the Institutional Stockholders and the Management Stockholders of the Company, and thereafter any Person who becomes a party to this Agreement by executing an Instrument of Accession in connection with the transfer to or acquisition by such Person of any Stock from the Company or any Stockholder or any subsequent transferee of a Stockholder; provided that a Person shall cease to be a Stockholder hereunder at such time as such Person ceases to own Restricted Securities.

              (h)    Clause (iii) in the first sentence of Section 3.1 thereof is amended to replace the words "Option Plan" with the words "Equity Incentive Plan." The following words will be inserted following the words "the Stockholders" in Section 3.1: "who are "accredited investors" as defined under Rule 501(a) under the Securities Act". The words "Each Stockholder" in the final sentence of Section 3.1 are deleted and amended to read "Stockholders who are "accredited investors" as defined under Rule 501(a) under the Securities Act".

              (i)    Section 4.2(b) thereof is amended to insert the words "six or" between the words "...if there are" and the words "five Institutional Directors present..." appearing in the 5th and 6th lines of such section.

              (j)    Section 4.2(b)(vi) is amended to read in its entirety as follows:

“any increase in the number of shares available for grants under the Equity Incentive Plan and the determination of the prices of any Awards granted thereunder and the adoption of any other employee benefit plan authorizing the issuance of or the grant of Awards based on Stock;"

              (k)    The first sentence of Section 4.3 thereof is amended to replace the words "Section 4.5 of the Series B Purchase Agreement" with the words "Section 4.5 of the Series D Purchase Agreement, except to the extent specifically contemplated by the Equity Incentive Plan in effect on the date of the Series D Purchase Agreement"

              (l)    The second sentence of Section 4.5 is hereby amended to replace the words "Section 8.2 thereof" with the words "Section 7.26 of the Series D Purchase Agreement or Section 8.2 of any of the Securities Purchase Agreements."

              (m)    A new Section 4.6 is added to read in its entirety as follows:

“4.6 Series E Voting Agreement. Under Section 242(b)(2) of the General Corporation Law of the State of Delaware, holders of shares of each series of Series E Preferred Stock (as defined in the Series D Purchase Agreement) are entitled to vote separately as a series upon any proposed amendment to the Charter which would alter or change the powers, preferences or special rights of the shares of such series to affect them adversely. In exercising rights under Section 242(b)(2) or otherwise, each Stockholder agrees, when and as requested by the Company in connection with a proposed amendment to the Company’s Charter, to vote, or cause to be voted, all shares of any series of Series E Preferred Stock which such Stockholder owns from time to time in favor of any amendment to the Charter provided that (i) at least a majority of the shares of all of the series of Series E Preferred Stock, voting as a single class, have agreed to vote in favor of such amendment, and (ii) to the extent that such amendment would affect the powers, preferences or special rights of the holders of the various series of Series E Preferred Stock, it would affect the holders of all of the series of Series E Preferred Stock in an equivalent or proportionate manner (it being understood that, by way of example only, the requirements of (ii) above shall be deemed satisfied in any situation where the respective liquidation preferences, conversion prices or conversion ratios applicable to all such series of Series E Preferred Stock are affected or adjusted proportionately as among the various series of Series E Preferred Stock, regardless of the fact that the actual effect upon or adjustments to each such series would involve different actual numbers as a result of each such series having different initial liquidation preferences, conversion prices or conversion ratios).

              (n)    Section 5(a) is deleted and replaced with the words "(a) [Intentionally omitted]".

              (o)    The first sentence of Section 5(b) is deleted in its entirety and replaced with the following:

“Other than in the event that any Stockholder or group of Stockholders shall desire to sell more than fifty-one percent (51%) of the Stock then issued and outstanding and shall have received a bona fide written offer for the purchase thereof, in which event Section 5(c) applies, if any holder of Stock desires to sell, assign, pledge, encumber or otherwise transfer any of its shares of Stock (other than to an Affiliate or pursuant to a Public Sale or a Capital Transaction or in a distribution to its partners, members or stockholders and other than any holder of Stock whose shares of such Stock are subject to the provisions of Section 3 of the Shareholders’ Agreement, in which case the provisions of said Section 3 and not this Section 5(b) shall apply to such shares of Stock), such holder (a “Selling Stockholder”) shall so notify the Company and the other Stockholders in writing and shall negotiate in good faith with the Company concerning the sale of such shares of Stock to the Company or the other Stockholders during the 30 day period following the receipt of such notice.”

              (p)    The following words are added at the beginning of the first sentence of Section 5(c): "Notwithstanding the provisions of Section 5(b) above which shall not apply under the following circumstances,". The phrase "in accordance with paragraph (b) of this Section 5" is deleted from the first sentence of Section 5(c).

              (q)    The words "the Founding Stockholder," are deleted from the first sentence of Section 6.

              (r)    The words "and December 13, 1999" are inserted in Section 8 following the words "as amended as of November 18, 1998".

              (s)    In Section 14(i), the Chief Executive Officer's FAX number is amended to read "(FAX: 636/757-0000)". The addresses following "with copies to" are deleted and replaced with the following:

"Bryan Cave LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102 Attention: Denis McCusker, Esq. FAX: 314/259-2020"

              (t)    The references to "Gabriel Communications, Inc." on the cover page, page 1 and page 9 of the Stockholders' Agreement are amended to read "NuVox, Inc."

        2.      Effectiveness of Amendment.

              This Amendment shall become effective when executed by the Company and when the Company shall have received counterparts of this Amendment signed by Stockholders owning at least 66-2/3% of the total number of shares of the Company’s Stock in accordance with Section 6 of the Stockholders’ Agreement.

        3.      Affirmation of Agreement.

              Except as amended hereby, the Stockholders’ Agreement shall remain in effect in accordance with its terms.

              IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date indicated above.

NUVOX, INC.
By:
David L. Solomon, Chief Executive Officer

[Signatures of stockholders]